Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceuticals appoints David D. Muth as Executive

Vice President, Corporate Development

Coral Gables, FL, September 4, 2014 (GLOBE NEWSWIRE) — Catalyst Pharmaceutical Partners, Inc. (Nasdaq:CPRX), (Catalyst Pharmaceuticals), a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, today announced the appointment of David D. Muth to the newly created position, Executive Vice President, Corporate Development. Mr. Muth will report to Patrick McEnany, Chairman, President and Chief Executive Officer of Catalyst. As Executive Vice President, Corporate Development, Mr. Muth will be responsible for all of Catalyst’s corporate development activities and will work closely with the other members of the Catalyst team in preparing a commercialization strategy for Firdapse™.

“David’s appointment marks an important step in the growth of our Company,” said Mr. McEnany. “He brings to the Catalyst team a broad skill set encompassing general management, corporate/business development, product development and launch, and strategic planning, as well as an outstanding track record of delivering results. We are excited that David is joining the company and believe that he will be a valuable resource to our management team.”

“I am delighted to be joining the Catalyst team at this point in the company’s history,” stated Mr. Muth. “With the continued advancement of Firdapse™, and the potential for developing partnering opportunities for Catalyst’s other products in development, I believe there is a tremendous opportunity for leveraging these assets into future growth.”

Mr. Muth has over 35 years of business experience in the biotechnology and pharmaceutical industries. He most recently served, from 2010 to 2014, as the President and CEO of Croma Pharmaceuticals Inc., where he established North American operations, gained approval of and launched 10 Ocular Surgical products, while building a Canadian Ophthalmology sales organization. Prior to joining Croma, from 2008 to 2010, David was the Global Head of Business Development for Bausch + Lomb’s (B+L) (Pharmaceutical Group), where he negotiated numerous transactions including company/products acquisitions and in-licensed a portfolio of programs. Prior to B+L, he served as the Executive Vice President and Chief Business Officer for Avalon Pharmaceuticals, President and CEO of Osmotica Pharmaceutical Corporation, President and COO of Cengent Therapeutics and Senior Vice President of Business Operations for Nabi Biopharmaceutical, Inc. At Nabi, he established a hematological/oncology commercial organization and launched four products, two of which were Orphan Drugs. Prior to Nabi, Mr. Muth spent 17 years with Johnson & Johnson in a variety of senior management roles spanning all commercial functions including marketing research, sales, product management, new product development, and corporate development.

Mr. Muth received a B.S. in accounting from Villanova University, an M.B.A. in Finance from Pace University and an M.B.A. in Pharmaceutical Marketing (2nd concentration) from Farleigh Dickinson University.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal Phase 3 trial and has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA). Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including the anticipated timing of the receipt of top-line results from the double-blind, placebo-controlled portion of the Phase 3 trial of Firdapse™, whether the Phase 3 trial will be successful, whether the receipt of breakthrough therapy designation for Firdapse™ will expedite the development and review of Firdapse™ by the FDA or the likelihood that the product will be found to be safe and effective, whether an NDA for Firdapse™ will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive an approval for amifampridine (3,4-DAP), giving it 7-year marketing exclusivity for its product, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2013 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Media/Investor Contacts Brian Korb The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceutical Partners, Inc. Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com

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